EXHIBIT 2

EXECUTION VERSION
ACKNOWLEDGMENT AND AGREEMENT
Joinder to Lock-Up Agreement

October 21, 2016
WHEREAS, Gato Investments LP, a Delaware limited partnership (the “Transferee”) wishes to receive, from InterMedia Partners VII, L.P., a Delaware limited partnership (“IMPVII”), and InterMedia Cine Latino, LLC, a Delaware limited liability company (together with IMPVII, the “Transferors”), collectively, 16,494,671 shares, par value $0.0001 per share, of Class B common stock (the “Class B Common Stock”), of Hemisphere Media Group, Inc., a Delaware corporation (the “Company”) of which 478,413 shares are subject to forfeiture pursuant to the Equity Restructuring and Warrant Purchase Agreement (the “Forfeiture Shares”);
WHEREAS, the Forfeiture Shares are subject to that certain Lock-Up Agreement, dated as of January 22, 2013 (the “Agreement”), by and among the Company and certain investors named therein.  Capitalized terms used herein and not otherwise defined are given the meaning assigned to such terms in the Agreement;
WHEREAS, the Transferee has been given a copy of the Agreement and afforded ample opportunity to read it, and the Transferee is thoroughly familiar with its terms; and
WHEREAS, pursuant to the terms of the Agreement, the Transferor may not Transfer all or any portion of the Transferor’s Forfeiture Shares unless in compliance with the Agreement and in accordance with Section 2 and Section 3 thereof.  This Acknowledgment and Agreement constitutes a joinder agreement as contemplated by Section 3(a) of the Agreement.
NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to induce the Transferor to transfer such Forfeiture Shares to the Transferee and the Company to permit such transfer, the Transferee does hereby acknowledge and agree that (i) the Transferee has been given a copy of the Agreement and ample opportunity to read it, and is thoroughly familiar with its terms, (ii) the Forfeiture Shares are subject to the terms and conditions set forth in the Agreement and (iii) the Transferee shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto.
[Signature page follows]

GATO INVESTMENTS LP

By:	Searchlight II HMT GP, LLC, its general partner

By:	/s/ Andrew Frey
Name:	Andrew Frey
Title:	Authorized Person

[Signature Page to Acknowledgement and Agreement]

ACKNOWLEDGED AND AGREED:

HEMISPHERE MEDIA GROUP, INC.

By:	/s/ Alex J. Tolson
Name:	Alex J. Tolston
Title:	General Counsel and Corporate Secretary

[Signature Page to Acknowledgement and Agreement]